  FOR MORE INFORMATION, PLEASE CONTACT

The Piacente Group, Inc.

Brandi Floberg or Lee Roth

212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED International Appoints New Chief Financial Officer

Board of Directors Approves $250,000 for Stock Repurchase Program

TUCKER, GA – December 13, 2010 – SED International Holdings, Inc. (OTCBB: SECX), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced that J. Stanley Baumgartner, Jr., was appointed Senior Vice President and Chief Financial Officer, effective immediately. Mr. Baumgartner succeeds Lyle Dickler who will remain at the Company as Vice President of Finance, Treasurer and Secretary.

“We are extremely pleased to welcome such a seasoned financial executive to SED’s management team,” said Jonathan Elster, SED’s President and Chief Executive Officer. “Stan’s impressive background as a top financial executive at numerous Fortune 500 companies makes him an ideal addition to our organization. Given his significant experience with complex transactions and strategic acquisitions at both public and private companies, we believe Stan is an ideal fit for SED as we work to achieve our next level of financial growth and create additional value for our shareholders. Stan clearly possesses a level of financial expertise and operational acumen that will prove invaluable to the future success of our organization. The Board and I are grateful for Lyle’s contributions as CFO and we look forward to his continued input as a member of our senior management team.”

Mr. Baumgartner joined the Company in November 2010 as Senior Vice President and Special Assistant to the Chief Executive Officer. From 2006 to 2010 he served as group chief financial officer at Pall Corporation (NYSE: PLL), a global manufacturer of filtration products serving a variety of industrial applications, where he was responsible for their $1.5 billion industrial group.  From 2005 to 2006 Mr. Baumgartner was the corporate controller for Wesco Distribution International (NYSE: WCC), a distributor of electrical supplies and provider of supply chain services. Previously, from 2003 to 2005, he served and as the group controller of Timken Corporation’s (NYSE: TKR) $1.5 billion automotive division where he managed the integration of a major acquisition and restructured the division. From 2000 to 2003 Mr. Baumgartner was chief financial officer of ASAT Holdings, Ltd (Nasdaq: ASTT), a global provider of semiconductor assembly design and test services, where he helped guide the company through a strategic transformation as well as its IPO.

Mr. Baumgartner is a CPA and began his career at Deloitte & Touche, LLP. He received an M.B.A. from the Harvard School of Business, a B.S. from Georgia Institute of Technology.

The Company also announced that its Board of Directors reserved an additional $250,000 for repurchases under the Company’s stock repurchase program pursuant to which SED may buy back shares of its common stock in the open market or in individually negotiated transactions. Additionally, all proposals subject to vote during SED's annual shareholders' meeting held on December 8, 2010 were approved.

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

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